Vice President Ed Moy Becomes an Officer of L&L Energy

SEATTLE, May 4, 2011 /PRNewswire -- L & L Energy, Inc., (Nasdaq: LLEN) ("L&L" or the "Company"), a U.S.-based company since 1995 with coal mining and distribution businesses in China, announced today that Edmund Moy has been elected by the Board of Directors as an officer of the company, after successfully completing his initial 3 months and finishing his tour of L&L’s China operations.

Prior to joining L&L, Mr. Moy was the 38th Director of the US Mint, where he increased revenues from $2.3 billion to $4 billion and increased profits from $350 million to over $1 billion. Since joining L&L as Vice President, Mr. Moy has been instrumental in increasing operational efficiency, led the recent successful investor visit to China, and is currently working to enhance L&L’s corporate structure.

Dickson Lee, CEO of L&L Energy commented, “Ed has proven to be a key asset to L&L.  With his experience and that of Secretary Mineta, Clayton Fong, and Mory Watkins, we are beginning to assemble a management team that is compatible to a Fortune 1000 company.”

About L & L Energy

L & L Energy (Nasdaq: LLEN), founded in 1995 and headquartered in Seattle, is primarily engaged in coal mining, washing, coking and distribution in Yunnan and Guizhou Provinces. The Company also has marketing offices in Beijing, Shenzhen, Guangzhou, Hong Kong and Taipei. For more information, see www.llenergyinc.com.

Contacts:

Gary Eelman

RedChip Companies, Inc.

(800) 733-2447, Ext. 130

GaryE@redchip.com

David Niederman

The Blueshirt Group

(503) 720-8878

ir@llenergyinc.com

Source: L&L Energy, Inc.